Exhibit 99.1

Net Asset Value

VistaOne, L.P. (the “Fund”) calculates net asset value by deducting all accrued fees, expenses and other liabilities of the Fund from the fair value of investments, determined in accordance with valuation policies and procedures approved by the Fund’s General Partner, and other assets and receivables held by the Fund. The Fund’s transactional net asset value (“Transactional NAV”) is calculated for purposes of establishing the price at which subscriptions and repurchases of the Fund’s limited partnership units (the “Units”) are made. Transactional NAV per Unit differs from the Fund’s net asset value per Unit for financial reporting purposes as determined in accordance with accounting principles generally accepted in the United States of America (“GAAP NAV”).

The following table provides details of the major components of the Fund’s Transactional NAV as of May 31, 2025(1):

Components of Transactional NAV
Investments at fair value (cost of $287,350)	$312,254
Cash and cash equivalents	152,299
Other assets	588
Other liabilities(2)	—
Accrued performance participation allocation	(3,830)
Accrued servicing fees(3)	(163)
Management fee payable(4)	—

Transactional NAV	$461,148

Number of Units outstanding	17,343,291

(1)	Dollars in thousands.
(2)

Pursuant to an expense support agreement with VEPF Management, L.P. (the “Manager”), organizational, offering and other fund expenses advanced on the Fund’s behalf by the Manager are recognized as a reduction to Transactional NAV, ratably over 60-months, beginning on April 1, 2026.

(3)

Servicing fees are charged to Class A-B, Class A-D, Class A-S, Class B, Class D and Class S Units. Servicing fees are recognized as a reduction to Transactional NAV on a monthly basis as such fees are accrued. For GAAP NAV, the Fund’s cost of unitholder servicing fees are accrued for the estimated life of the Units as an offering cost at the time the Class A-B, Class A-D, Class A-S, Class B, Class D and Class S Units are sold.

(4)	As of May 31, 2025, there was no management fee accrual as the Manager waived management fees for the first six months following commencement of operations, which occurred on April 1, 2025.

The following table provides details of Transactional NAV and the Transactional NAV per Unit by class as of May 31, 2025:

	Class A-B Units	Class A-D Units	Class A-I Units	Class A-S Units	Class E Units	Total
Transactional NAV(1)	$66,716	$20,883	$270,965	$91,928	$10,656	$461,148
Number of outstanding Units	2,510,934	785,642	10,189,520	3,461,860	395,335	17,343,291
Transactional NAV per Unit	$26.57	$26.58	$26.59	$26.55	$26.95

(1)	Dollars in thousands.

Reconciliation of GAAP NAV to Transactional NAV

The following table reconciles the Fund’s GAAP NAV to Transactional NAV as of May 31, 2025(1):

1

GAAP NAV	$445,053
Adjustments:
Organizational, offering and other fund expenses(2)	10,487
Accrued servicing fees(3)	5,608
Deferred tax liabilities of certain taxable intermediate entities(4)	—
Transactional NAV	$461,148

(1)	Dollars in thousands.
(2)	Represents an adjustment to reflect the recognition of organizational, offering and other fund expenses ratably over the 60-month reimbursement period beginning on April 1, 2026.
(3)	Represents a reduction to reflect servicing fees related to Class A-B, Class A-D and Class A-S Units as they are accrued for on a monthly basis.
(4)

The Fund currently does not have any tax liabilities of certain taxable intermediate entities through which the Fund holds portfolio companies that are contingent upon the expected manner of divestment of the associated underlying portfolio company and are not reasonably expected to be recognized by the Fund.

2